Exhibit 2.3

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GIN & LUCK INC.

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Gin & Luck Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law, does hereby certify:

By action of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and declaring such amendments to be advisable. The stockholders of the Corporation duly approved said proposed amendments by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been or will be given to all stockholders who have not consented in writing to said amendments. The resolution setting forth the amendments is as follows:

RESOLVED:

1. That the first paragraph of Article Fifth of the Certificate of Incorporation is hereby deleted and replaced to read in its entirety as follows:

The total number of shares of all classes of stock that the Corporation has authority to issue is 55,629,880, consisting of (a) 38,338,889 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (b) 17,290,991 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

2. That the second paragraph of Article Fifth of the Certificate of Incorporation is hereby deleted and replaced to read in its entirety as follows:

The Common Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. As of the effective date of this Certificate, (i) 34,245,667 shares of Common Stock are designated Class A Common Stock; (ii) 3,025,002 shares of Common Stock are designated Class B Common Stock; and (iii) 1,068,220 shares of Common Stock are designated Class C Common Stock.

3. That the third paragraph of Article Fifth of the Certificate of Incorporation is hereby deleted and replaced to read in its entirety as follows:

The Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. As of the effective date of this Certificate, (i) 3,061,653 shares of Preferred Stock are designated “Series A Preferred Stock”; (ii) 6,847,022 shares of Preferred Stock are designated “Series B Preferred Stock”; (iii) 6,828,221 shares of Preferred Stock are designated “Series C-1 Preferred Stock”; and (iv) 754,095 shares of Preferred Stock are designated “Series C-2 Preferred Stock.”

4. This amendment to the Corporation’s Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed on _____________, 2024.

GIN & LUCK INC.

By:	/s/ David Kaplan
Name: Title:	David Kaplan Chief Executive Officer

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